Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.1

Invesco Ltd. 1555 Peachtree Street, N.E. Atlanta Georgia 30309 USA	Email jwilson@applebyglobal.com Direct Dial +1 441 298 3559 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 137506.0029/JW 14 October 2015

Dear Sirs

Invesco Ltd. (Company)

This opinion as to Bermuda law is addressed to you in connection with the guarantee by the Company as guarantor of the obligations of Invesco Finance PLC (Issuer) pursuant to the purchase agreement in respect of the Issuer’s 3.750% senior notes due 2026 dated as of 8 October 2015 among the Issuer, the Company (as a guarantor) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the Underwriters (Purchase Agreement).

You have requested that we provide this opinion in connection with the Company’s Current Report on Form 8-K (Current Report) to be filed with the United States Securities and Exchange Commission under the Securities Act 1933, as amended (Securities Act) and which is to be incorporated by reference into the Registration Statement filed by the Company, Invesco Finance, Inc. and the Issuer on 8 October 2015 with the United States Securities and Exchange Commission under the Securities Act. You have asked us to provide this opinion in connection with the following agreements:

(i)	the Purchase Agreement;

(ii)	the Indenture; and

(iii)	the Guarantee.

(The Purchase Agreement, the Indenture and the Guarantee are hereinafter collectively referred to as the Subject Agreements).

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For the purposes of this opinion we have examined and relied upon the documents (Documents) listed, and in some cases defined, in the Schedule to this opinion (Schedule), together with such other documentation as we have considered requisite to this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Purchase Agreement.

1.	ASSUMPTIONS

In stating our opinion we have assumed:

1.1	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

1.2	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

1.3	the genuineness of all signatures on the Documents;

1.4	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

1.5	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

1.6	that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

1.7	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

1.8	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

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1.9	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the federal courts of the United States in the city and county of New York, Borough of Manhattan and the New York State courts in the city and county of New York, Borough of Manhattan (hereinafter referred to as New York Courts) and in accordance with the laws of the State of New York;

1.10	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

1.11	that none of the parties to the Subject Agreements maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

1.12	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

1.13	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

1.14	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and, in respect of the 2012 Resolutions, they accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board of Directors of the Company and, in respect of the 2015 Resolutions, they accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout, and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

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1.15	that when the Board of Directors of the Company adopted and passed the Resolutions, no Director failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

1.16	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements to which it is a party would benefit the Company;

1.17	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another; and

1.18	that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Subject Agreements that have arisen since the execution of the Subject Agreements which would affect the opinions expressed herein.

2.	OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Subject Agreements to which the Company is a party have been duly executed by the Company and each constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

3.	RESERVATIONS

We have the following reservations:

3.1	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

3.2	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

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3.3	Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

3.4	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

3.5	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

3.6	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

3.7	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

3.8	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

3.9	Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

3.10	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily

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greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

3.11	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

3.12	A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

3.13	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

3.13.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

3.13.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

3.13.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

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3.13.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

3.13.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

3.14	Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

3.15	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

3.16	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

3.17	We recognise that it may be possible for a court of a jurisdiction other than the New York Courts to assert jurisdiction over the proceedings involving the Subject Agreements. Should such other court assert jurisdiction over the proceedings involving the Subject Agreements then solely in relation to Section 17 of the Purchase Agreement, the Subject Agreements would not necessarily be enforceable against the Company in accordance with its terms.

4.	DISCLOSURE

This opinion is addressed to you in connection with the filing of the Current Report with the United Stated Securities and Exchange Commission. We hereby consent to the filing of this opinion with the Current Report as an exhibit thereto. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

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This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 13 October 2015 at 11:20am (Bermuda time) (Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 13 October 2015 at 10:30am (Bermuda time) (Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws of the Company (collectively referred to as the Constitutional Documents).

4.	A PDF copy of the unanimous written resolutions of the Board of Directors of the Company adopted on 26 October 2012 (2012 Resolutions).

5.	A certified extract of minutes of a meeting of the Board of Directors held on 1 July 2015 (2015 Resolutions and, together with the 2012 Resolutions, the Resolutions).

6.	A certified copy of the “Foreign Exchange Letter”, dated 12 September 2007, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

7.	A certified copy of the “Tax Assurance”, dated 22 February 2012, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

8.	A Certificate of Compliance, dated 13 October 2015 issued by the Registrar of Companies in respect of the Company.

9.	A certified copy of the Register of Directors and Officers in respect of the Company.

10.	A PDF copy of the executed Purchase Agreement.

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11.	A PDF copy of the executed base indenture dated 8 November 2012 between the Issuer, the Company, the other guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee (Base Indenture).

12.	A PDF copy of the executed First Supplemental Indenture dated 8 November 2012 between the Issuer, the Company, the other guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee (First Supplemental Indenture).

13.	A PDF copy of the executed Second Supplemental Indenture dated 12 November 2013 between the Issuer, the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (Second Supplemental Indenture).

14.	A PDF copy of the executed Third Supplemental Indenture dated 12 November 2013 between the Issuer, the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (Third Supplemental Indenture).

15.	A PDF copy of the executed Fourth Supplemental Indenture dated 14 October 2015 between the Issuer, the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (Fourth Supplemental Indenture and together with the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture, Indenture).

16.	A PDF copy of the executed guarantee dated 14 October 2015 issued by the Company pursuant to the Indenture in favour of the Underwriters (Guarantee).

17.	A PDF copy of the registration statement filed on Form S-3 by the Company, the Issuer and Invesco Finance Inc. on 8 October 2015.

18.	A PDF copy of the prospectus supplement dated 8 October 2015 filed with the United States Securities and Exchange Commission by the Issuer.

19.	A PDF copy of the prospectus supplement dated 8 October 2015 filed with the United States Securities and Exchange Commission on 9 October 2015 by the Issuer.

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